Exhibit 10.8

February 17, 2026
James E. Currier
[Address]
Re:    Offer Letter
Dear Jim:
I am pleased to confirm our offer to you to become the President and Chief Executive Officer (“CEO”) of Honeywell Aerospace, Inc. (“New Aerospace”), a division of Honeywell International Inc. (“Honeywell”) that is expected to be spun off as an independent public company at some point in the third quarter of 2026 (the actual spin-off date, if applicable, is hereinafter referred to as the “Separation Date”). The role is effective as of the Separation Date and is based in Phoenix, Arizona.
In connection with your new role, you will be entitled to the following compensation and benefits package with New Aerospace:
COMPENSATION
Base Salary: As of the Separation Date, your annual base salary will be $1,400,000. After the Separation Date, your base salary shall adjusted by the compensation committee of New Aerospace’s Board of Directors from time to time. Adjustments are based on your performance and other relevant factors.
Annual Incentive Compensation Opportunity From New Aerospace: As of the Separation Date, your target incentive compensation opportunity with New Aerospace will be 175% of your annual cash base salary earnings during the year. For the calendar year that contains the Separation Date, you will be eligible for an incentive compensation award from New Aerospace for post-Separation Date earnings. New Aerospace incentive compensation awards are paid in the first quarter of the following year.
Pre-Separation Date Annual Incentive Compensation Opportunity: You will continue to be eligible to receive an incentive compensation award for your services with Honeywell up through the Separation Date. Such award shall be based on your pre-Separation Date cash base salary earnings and incentive plan target percentage with Honeywell for the pre-separation period and shall be payable in the first quarter of the following year. Honeywell retains the right to assign the related payment obligation to New Aerospace.

Annual Long-Term Incentive Awards From New Aerospace: After the Separation Date, you will be eligible to receive annual long-term incentive (“LTI”) awards from New Aerospace consisting of stock options, restricted stock units, performance stock units or cash awards, or some combination thereof, as determined by New Aerospace in its sole discretion. The New Aerospace awards shall have an annual target grant date value equal to $13,000,000.1 The actual size and mix of your future New Aerospace LTI awards will be determined by the compensation committee of New Aerospace’s Board of Directors based on your performance and future career potential. The terms of the New Aerospace LTI awards will be governed by the terms of the applicable stock plan and the relevant award agreements.2
OTHER EXECUTIVE BENEFITS
You will also be entitled to the following Executive Benefits:
•Welfare and Retirement: As provided to other employees of New Aerospace (to be determined).
•Vacation: As provided to other senior executives of New Aerospace (to be determined).
•Excess Liability Insurance: As provided to other senior executives of New Aerospace (to be determined).
•Executive Severance: As provided to other senior executives of New Aerospace (to be determined).3
STOCK OWNERSHIP GUIDELINES FOR COMPANY OFFICERS
As an Executive Officer of New Aerospace, you will be required to hold a multiple of your annual base salary in Company shares in accordance with New Aerospace’s Stock Ownership Guidelines (to be determined).
PROTECTION SERVICES
You shall be eligible for security and protection services as deemed appropriate by New Aerospace Security, which includes access to New Aerospace aircraft.
1 For 2026, you will receive the difference between the $13,000,000 target and the value of any LTI awards granted to you by Honeywell in 2026 prior to the Separation Date.
2 It is expected that Honeywell’s Board of Directors will approve an equity plan for New Aerospace executives that provides that in the event of a change in control, you will vest in all of your outstanding equity in the event of (i) an involuntary termination of employment other than for Cause, or (ii) a voluntary termination of employment for Good Reason, within two (2) years of the change in control.
3 Honeywell’s Board of Directors has approved a severance plan for New Aerospace officers that provides you with thirty-six (36) months of base and bonus in the event of an involuntary termination of employment other than for Cause. In the event of a change in control, you will likewise be entitled to thirty-six (36) months of base and bonus in the event of (i) an involuntary termination of employment other than for Cause, or (ii) a voluntary termination of employment for Good Reason, within two (2) years of the change in control.

INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENTS
As a condition of this employment offer, you will be required to execute, in a form substantially similar to the corresponding Honeywell agreements, New Aerospace’s intellectual property agreement and noncompete agreement for senior executives. Such agreements will be provided to you prior to the Separation Date.
ACCEPTANCE OF OFFER
Please indicate your acceptance of this offer by electronically signing this offer letter via DocuSign.
Jim, we are excited to be extending this offer to you and look forward to working with you as you transition to your new role. Your experience and background will be an asset to New Aerospace.
If you have any questions or need any further information about our offer, please contact me directly.
Congratulations,

/s/ Karen Mattimore 17-Feb-2026
Karen Mattimore
Senior Vice President and Chief Human Resources Officer

Read and Accepted:

Signed by:
/s/ James E. Currier	17-Feb-2026
JAMES E. CURRIER (355611)	Date

All businesses experience changing conditions. Accordingly, New Aerospace reserves the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with New Aerospace will be on an "at will" basis. This means that there is no guarantee of employment for any specific period, and either you or New Aerospace may terminate your employment at any time.